Exhibit 99.1

Discovery Labs Prices $14.25 Million Public Offering of
Common Stock

Warrington, PA – May 10, 2013 – Discovery Laboratories, Inc. (NasdaqCM: DSCO) today announced that it has priced an underwritten public offering of 9.5 million shares of its common stock, at a price to the public of $1.50 per share for gross proceeds of $14.25 million.  Net proceeds, after underwriting discount and other estimated fees and expenses payable by the Company, are expected to be approximately $13.2 million.  The offering is expected to close on or about May 15, 2013, subject to satisfaction of customary closing conditions.  In addition, the underwriter has been granted a 30-day option to purchase up to an additional 1.425 million shares of common stock to cover over-allotments, if any.  Stifel is acting as the sole book-running manager for the offering.

The securities described above are being offered by Discovery Laboratories, Inc. pursuant to a shelf registration statement on Form S-3, together with a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC).  The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  A preliminary prospectus supplement related to the offering was filed with the SEC on May 9, 2013.  When available, copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission web site at http://www.sec.gov, or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104 or via telephone at (415) 364-2500.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Discovery Laboratories, Inc. nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant.  Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient delivery of aerosolized KL4 surfactant and other inhaled therapies.  Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants.  Discovery Labs believes that its RDS product portfolio has the potential to become the new standard of care for RDS and, over time, significantly expand the current worldwide RDS market.  For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those related to Discovery Labs’ securities offering and its development programs, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

Company
John Tattory, Vice President of Finance, Discovery Labs – 215.488.9418

Investor Relations:
Michael Rice, LifeSci Advisors - 646.597.6979